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                                                                       EXHIBIT 1

                            JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13D dated March 23, 2001 is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.


Date:  March 26, 2001               DATA CRITICAL CORPORATION

                                    By:    /s/ Michael E. Singer
                                           ----------------------------------
                                    Name:  Michael E. Singer
                                    Title: Executive Vice President and Chief
                                           Financial Officer


                                           /s/ Jeffrey S. Brown
                                           ----------------------------------
                                           Jeffrey S. Brown


                                           /s/ Michael E. Singer
                                           ----------------------------------
                                           Michael E. Singer